Exhibit 10.21

AMENDED AND RESTATED

CHAIRMAN EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED CHAIRMAN EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into as of this 30th day of December, 2008 (the “Effective Date”) by and between MPS GROUP, INC., a Florida corporation (“Corporation”) and DEREK E. DEWAN (the “Executive”) and amends and restates that certain employment agreement between the parties effective as of March 1, 2001 (the “2001 Agreement”) and amended and renewed effective as of March 1, 2006 (the “Renewal”), except as set forth in Section 4(b) hereof.

1. Employment. Subject to the terms and conditions set forth in this Agreement, the Corporation hereby employs Executive, and Executive, serving at the pleasure of the Board of Directors, hereby accepts such employment by the Corporation in accordance with the terms hereof.

2. Duties of Executive. Executive shall serve in the capacity of Chairman (“Chairman”) of the Board of Directors (the “Board”) of the Corporation and as an employee during the Term hereof and shall have such duties and authority as are typical of a Chairman of an operating corporation, including, without limitation, those specified in the Corporation’s bylaws. Commencing on the Effective Date of this Agreement, and during the Term of this Agreement as defined hereinbelow, Executive shall devote such business time and effort to the performance of his duties and responsibilities as Chairman as is necessary to carry out such duties.

3. Term. The term of this Agreement (the “Term”) shall commence as of the Effective Date of this Agreement and continue until the fifth anniversary of the effective date of the Renewal; provided, however, that at the end of such period, the Term shall automatically extend for additional one (1) year periods unless a party provides, at least ninety (90) days prior to the end of such initial period or additional one (1) year period, written notice that it does not wish to extend the Term. Notwithstanding the foregoing, this Agreement may be earlier terminated in accordance with Section 6 of this Agreement.

4. Compensation; Benefits.

(a) Salary. Commencing on the Effective Date of this Agreement and continuing during the Term hereof, the Corporation shall pay Executive an annual salary (the “Salary”) for his services as Chairman of Two Hundred Fifty Thousand and No/100 Dollars ($250,000), which shall be payable in accordance with the Corporation’s standard payroll practice, but not less than monthly. The Corporation shall annually review Executive’s Salary and shall increase same from time to time as may be warranted in accordance with the Corporation’s compensation policies and to reflect a cost of living increase.

(b) Benefits; Grandfathered Benefits. In addition to Executive’s Salary, during the Term of this Agreement, the Corporation shall provide Executive with all benefits and programs currently being provided to the Executive as of the Effective Date of this Agreement and those additional benefits and programs made available from time to time by the Corporation to its executives and key employees at the highest level so provided. For avoidance of doubt and notwithstanding any provision hereof, the Corporation shall continue to provide, pursuant to the 2001 Agreement, Executive and his spouse and dependents with major medical, health and hospital coverage equivalent to the coverage received by Executive as of the effective date of the 2001 Agreement. Such coverage shall not be decreased or diminished and the Corporation shall continue to provide such coverage to Executive and his spouse and dependents until Executive reaches the age of 65, even if this or the 2001 Agreement is terminated, for any reason, including the retirement of Executive (the “Grandfathered Benefit”). The Grandfathered Benefit provides that in the event that the major medical, health and hospital insurance being provided to Executive by the Corporation pursuant to the 2001 Agreement is no longer available, the Corporation shall self insure Executive and his spouse and dependents and provide such coverage as if the previous coverage was still in place in accordance with the terms of the previous policies and as provided hereinabove. In addition, Executive shall be entitled to any disability and life insurance coverage as is currently in place as of the Effective Date of this Agreement through the Term hereof.

5. Reimbursement of Expenses. The Corporation shall reimburse Executive for all expenses actually and reasonably incurred by him in the business interests of the Corporation, in accordance with the Corporation’s written policies and/or general customary practice for such reimbursement of expenses of the Executive by the Corporation. Such expenses include, but are not limited to, expenses related to business club dues, travel, meals and entertainment, lodging, meetings and conventions, seminars, trade shows, and communication equipment such as computers and hand held wireless devices. In all events, the aforementioned expense reimbursements will be made no later than the year following the year in which the expense was incurred. Notwithstanding any other provision of this Section 5 to the contrary, any expense reimbursed by the Corporation in one taxable year in no event will affect the amount of expenses required to be reimbursed or in-kind benefits required to be provided by the Corporation in any other taxable year.

6. Termination.

(a) Death or Disability of Executive. In the event of the Executive’s death or disability (as defined hereinbelow) during the Term of this Agreement, this Agreement shall be terminated. For purposes of this Agreement, the disability of Executive shall mean the inability of Executive to perform his customary and usual duties as Chairman of the Corporation. In the event of the termination of this Agreement due to the Executive’s death or disability, the Executive shall be entitled to compensation and benefits as provided in Section 7 of this Agreement.

(b) Termination for Cause by the Corporation. The employment of the Executive may be terminated “for cause” (as defined hereinbelow) at any time during the Term by written notice from the Corporation setting forth the grounds for such termination. For purposes of this Agreement the term “for cause” means a termination of the Executive arising out of the conviction of the Executive of a capital felony crime by a court of competent jurisdiction.

7. Compensation; Benefits. In the event Executive is terminated by the Corporation for any reason other than as provided in Section 6(b) hereinabove, Executive shall be entitled to receive immediately in a lump sum as severance upon such termination, the full, un-discounted value of Executive’s remaining aggregate compensation and benefits provided in Section 4 and otherwise hereunder that are not otherwise intended to be provided until Executive realizes the age of 65. With regard to the amount of compensation due for the benefits of the Executive in the event of the termination of Executive for any reason other than as provided in Section 6(b) hereinabove: (i) all rights of Executive pursuant to awards of share grants or options granted by the Corporation shall be deemed to have vested and shall be released from all conditions and restrictions, except for restrictions on transfer pursuant to the Securities Act of 1933, as amended; and (ii) the Executive shall be deemed to be credited with service with the Corporation for such remaining Term for the purposes of the Corporation’s benefit plans; and (iii) the Executive shall be deemed to have retired from the Corporation and shall be entitled as of the termination date, or at such later time as he may elect to commence receiving the total combined qualified and non-qualified retirement benefits to which he is entitled hereunder, or Executive’s total non-qualified retirement benefits hereunder if under the terms of the Corporation’s qualified retirement plan for salaried employees he is not entitled to a qualified benefit; and (iv) with regard to the Re-Grant Option provided for in that certain 2001 Voluntary Stock Option Exchange Plan, Executive shall be compensated by the issuance under a non-qualified stock option so as to be equivalent to the strike price and option shares Executive would have received if he were an employee under the Re-Grant Option program. If any provision of this Section 7 cannot, in whole or in part, be implemented and carried out under the terms of the applicable compensation, benefit, or other plan or arrangement of the Corporation because the Executive has ceased to be an actual employee of the Corporation, because the Executive has insufficient or reduced credited service based upon Executive’s actual employment by the Corporation, because the plan or arrangement has been terminated or amended after the Effective Date of this Agreement, or because of any other reason, the Corporation itself shall pay or otherwise provide the equivalent of such rights, benefits and credits for such benefits to Executive, Executive’s dependents, beneficiaries or estate, as the case may be. Subject to applicable legal limits to the contrary, including, without limitation, limits applicable to incentive stock options under the Internal Revenue Code of 1986, as amended (the “Code”), in the event of termination of Executive without cause, Executive shall have ten (10) years from the date of grant to exercise any outstanding stock options.

8. Breach of Agreement by Corporation. The following shall constitute a breach of this Agreement by the Corporation: (i) Executive’s position, authorities or duties as Chairman are changed in nature or scope, or diminished or reduced; (ii)

Executive’s compensation or benefits are reduced; (iii) Executive is relocated to a place that Executive deems unreasonable in light of Executive’s personal circumstances; or (iv) any other action by or upon request of the Corporation in respect of Executive’s position, authority or responsibility occurs that Executive deems to be contrary to his employment with the Corporation or which he deems to be unacceptable. Determination of whether an event under Section 8 has occurred is within the sole discretion of the Executive unless such discretion is patently erroneous, except in the determination of Section 8(iii) and (iv) where his discretion may not be deemed patently erroneous.

9. Excess Parachute Payments. It is the intention of the parties hereto that the severance payments and other compensation provided for herein are reasonable compensation for Executive’s services to the Corporation and shall not constitute “excess parachute payments” within the meaning of Section 280G of the Code and any regulations thereunder. To the extent that the severance payments and other compensation provided for herein are determined to cause a parachute payment as defined in Section 280G(b)(2) of the Code, the Corporation shall indemnify Executive and hold Executive harmless against all claims, losses, damages, penalties, expenses, and excise taxes relating thereto. To effect this indemnification, the Corporation shall pay Executive an additional amount that is sufficient to pay any excise tax imposed by Section 4999 of the Code on the payments and benefits to which Executive is entitled without the additional amount plus any penalties or interest imposed by the Internal Revenue Service in regard to such amounts, plus another additional amount sufficient to pay all the excise and income taxes on the additional amounts. The determination of any additional amount that must be paid under this section at any time shall be made in good faith by the independent auditors then employed by the Corporation. Payment of amounts pursuant to this Section 9 shall be made no later than the end of the Executive’s taxable year next following the Executive’s taxable year in which the Executive remits the related taxes.

10. Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their representatives and permitted successors and assigns; provided, however, this Agreement shall be binding and enforceable against any successor in interest to the Corporation, whether by merger, reorganization, consolidation or otherwise. No party may assign this Agreement or any rights or benefits thereunder without the written consent of the other parties hereto.

11. Entire Agreement. Except as provided in the 2001 Agreement to the extent it provides for the health benefits described in Section 4(b) thereof, this Agreement constitutes the entire agreement among the parties hereto pertaining to the specific subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

12. Amendment. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by all parties hereto.

13. Attorneys Fees. In the event of a breach of this Agreement and in the event that counsel is employed to enforce this Agreement, then the substantially prevailing party shall be entitled to its legal costs and reasonable attorneys’ fees for the enforcement of this Agreement. In order to comply with Section 409A of the Code, in no event shall the payments by the Corporation under this Section 13 be made later than the end of the calendar year next following the calendar year in which such fees and costs were incurred, provided, that the Executive shall have submitted an invoice for such fees and costs at least ten (10) days before the end of the calendar year next following the calendar year in which such fees and costs were incurred. The amount of such legal fees and costs that the Corporation is obligated to pay in any given calendar year shall not affect the legal fees and costs that the Corporation is obligated to pay in any other calendar year, and the Executive’s right to have the Corporation pay such legal fees and costs may not be liquidated or exchanged for any other benefit.

14. Negotiated Document. The Parties acknowledge and agree that this Agreement has been negotiated by each with the assistance of counsel, or an opportunity for counsel to assist and review same, and no party hereto shall be considered the drafter of this Agreement so as to construe this Agreement against any such party in the event an ambiguity exists herein.

15. Code Section 409A Compliance. To the extent applicable, it is intended that this Agreement comply with the provisions of Section 409A of the Code. This Agreement will be administered in a manner consistent with this intent. References to Section 409A of the Code will include any proposed, temporary or final regulation, or any other formal guidance, promulgated with respect to such section by the U.S. Department of Treasury or the Internal Revenue Service. Each payment to be made to the Executive under the provisions of this Agreement will be considered to be a separate payment and not one of a series of payments for purposes of Section 409A of the Code.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

MPS GROUP, INC.

By:	/s/ T. Wayne Davis
T. Wayne Davis
Its:	Chairman of the Compensation
Committee of the Board of Directors of the Corporation

“Corporation”

/s/ Derek E. Dewan
DEREK E. DEWAN

“Executive” and/or “Chairman of the Board”

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